Exhibit 99.1
Contact:
Ramsey Hamadi, EVP and Chief Financial Officer
336-369-0900
NewBridge Bancorp Reports Fourth Quarter Profit
▪	Net income for the three months ended December 31, 2009 is $51,000

▪	Net interest income increases $2.1 million, or 14.3%, over prior year fourth quarter on expanded net interest margin

▪	Net interest margin increases 60 basis points over prior year fourth quarter and 36 basis points over the prior quarter to 3.63% due to lower costs on maturing time deposits; management anticipates further improvement in the first quarter of 2010

▪	Provision expense declines 62% from prior year fourth quarter and 48% from prior quarter as nonperforming loans decline 9% from peak level in June 2009 to $58.2 million, or 2.99% of total assets at year end

▪	Allowance for credit losses totals 2.45% of total loans

▪	Company maintains “well-capitalized” regulatory status, including a 12.27% total risk-based capital ratio

▪	NOW checking accounts increase 28% for the quarter and 57% for the year to $271 million as the Company benefits from marketing campaign

▪	Excluding one time expenses and $3.5 million increase in FDIC insurance assessments, year to date non-interest expense declines $8.9 million

▪	Acquisition of Bradford Mortgage is expected to increase noninterest income in future periods

▪	Management announces plan to close one of two Harrisonburg, Virginia branches in May 2010
GREENSBORO, N.C., January 27, 2010 — NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank (the “Bank”), today reported financial results for the three and twelve month periods ended December 31, 2009. For the three months ended December 31, 2009, net income was $51,000, while net loss available to common shareholders was $678,000, or ($0.04) per diluted share, compared to net loss available to common shareholders of $58.7 million, or ($3.75) per diluted share, in the fourth quarter of 2008. For the twelve months ended December 31, 2009, net loss was $15.1 million and net loss available to common shareholders was $18.0 million, or ($1.15) per diluted share, compared to net loss available to common shareholders of $57.1 million, or ($3.64) per diluted share, for 2008.
Results for the three months and twelve months ended December 31, 2008 include a one-time charge of $50.4 million, or ($3.22) per diluted share, related to the impairment of goodwill. The three and twelve month periods ending December 31, 2009 include a pre-tax gain on sale of investment securities of

$389,000. In addition, the twelve month period ending December 31, 2009 includes one-time pre-tax charges of $2.9 million, or ($0.11) after tax per diluted common share, related to branch closing costs, termination of non-executive management contracts and the decision to retire certain information technology (IT) systems. These items were partially offset by a $1.1 million pre-tax gain on the sale of merchant card services.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge, commented: “In the midst of lingering economic challenges of the deep recessionary period which began in late 2008, we are very pleased to report a profit for the fourth quarter of 2009, which is a substantial improvement over our operating results for the previous five quarters. As we evaluate our 2009 results, we are satisfied by the robust improvements in lowering operating costs and expanding net interest income. We are also encouraged by recent trends in our credit-related costs. As management has previously discussed, our desire was to put this adverse credit cycle behind us as quickly as possible, through early recognition of credit losses. We believe we have been largely successful in identifying and taking appropriate aggressive action with our problem credits. This approach allows us to enter 2010 with the expectation that our financial performance will benefit from these past actions and over time reward our shareholders, clients and employees.”
Net Interest Income Increases on Higher Net Interest Margin due to Reduced Dependence on High Cost Retail Time Deposits
Net interest income increased $2.1 million to $16.5 million for the quarter ended December 31, 2009 from $14.4 million for the quarter ended December 31, 2008. The rise in net interest income was due primarily to an expanded net interest margin, which rose 60 basis points over the prior year quarter to 3.63% and 36 basis points from the linked quarter. The weighted average deposit costs fell 126 basis points to 1.60% for the quarter ending December 31, 2009, compared to 2.86% for the quarter ending December 31, 2008. During 2008, the Company faced irrational deposit pricing pressure from financial institutions in its markets. The impact caused intense margin compression during late 2008, and the first two quarters of 2009. Net interest income fell $4.1 million to $59.3 million during the twelve months ending December 31, 2009 compared to $63.4 million for the same period in 2008. The decline in net interest income was due to a decline in the average balance of loans, which fell $36 million to $1.539 billion in 2009 and a decline in net interest margin which fell 23 basis points to 3.18% in 2009 compared to 3.41% in 2008.
Reduced liquidity demands allowed the Company to significantly lessen its dependence upon retail time deposits. During the year, management changed deposit liability strategies by increasing its focus on core deposit generation while increasing discipline in pricing on retail time deposits. In addition, the Company shifted marketing strategies to target core deposit relationships instead of promoting Certificate of Deposit (CD) rate advertisements. These changes resulted in reduced dependence on high cost CDs and an improved core deposit composition that will benefit the Company in a rising interest rate environment. Core deposits, including noninterest bearing, NOW, money market and savings accounts increased $36.3 million, or 4.6%, for the quarter and $61.6 million, or 8.1%, for the year. Growth came primarily from increases in NOW accounts, which has been the featured product in the Company’s marketing campaigns. NOW balances increased $59.6 million for the quarter and $98.3 million for the year to $271.2 million at December 31, 2009. Time deposits declined $149.5 million for the quarter and $225.7 million for the year to $674.4 million at December 31, 2009. Ridgill commented, “The decline in time deposits has largely run its course as the Company had a concentration of high rate CDs that matured during the fourth quarter of 2009, which were originated during the highly volatile market in late 2008. The cost of our time deposit balances fell nearly 100 basis points during the quarter as these accounts matured, decreasing from an average cost of 2.84% at September 30, 2009 to 1.89% at December 31, 2009.”
Balance Sheet

Total assets declined $132.1 million for the year to $1.947 billion at December 31, 2009 due primarily to principal repayment on existing loans coupled with soft loan demand in the current economic down turn. Total liabilities declined $115.8 million for the year to $1.784 billion as the decline in earning assets reduced the Company’s need for additional liquidity. At December 31, 2009, the Company’s liquidity remained strong as unencumbered investments, available borrowing lines and access to wholesale deposits exceeded $500 million.
Loan balances declined $32.9 million, or 2.2%, during the quarter and $141.4 million, or 8.8%, for the year to $1.463 billion at December 31, 2009. While the Company funded more than $110 million of loan production during the fourth quarter, ordinary amortization and repayments have exceeded new originations during the quarter and the full year. Loan demand remains soft and will likely result in modest declines in loan balances until the middle of 2010. To support the earning asset balances, the Company will continue to explore quality investment opportunities. For the year, the investment portfolio increased $36.8 million to $325.3 million, although the portfolio declined $18.9 million for the fourth quarter as the Company sold certain securities at a gain to reduce exposure to rising interest rates.
Shareholders’ equity declined $14.6 million to $164.6 million at December 31, 2009, from $179.2 million at December 31, 2008. The decrease in shareholders’ equity was primarily the result of the net loss available to common shareholders, partially offset by changes in unrealized gains and losses on investment securities. Despite the decline in equity, the Company remains “well capitalized” with a 12.27% total risk based capital ratio and an 8.93% tier one leverage ratio at December 31, 2009. At December 31, 2008 the total risk based and tier one leverage capital ratios were 12.42% and 9.39%, respectively.
Noninterest Income
Noninterest income increased $247,000, or 5.3%, to $4.9 million for the quarter ending December 31, 2009 compared to $4.6 million for the quarter ending December 31, 2008. The increase was due to a $389,000 gain from the sale of investment securities. For the year, noninterest income declined $1.5 million to $19.1 million for the twelve months ending December 31, 2009 compared to $20.6 million for the 12 months ending December 31, 2008. The three- and twelve- month periods ending December 31, 2009 included a $389,000 gain from the sale of investment securities, and the twelve months ended December 31, 2009 also included a $1.1 million gain from the sale of merchant card services. The twelve month period ending December 31, 2008 included a $2.5 million gain from the sale of investment securities. Retail banking revenues declined 14% for the quarter to $2.1 million and 8.6% for the year to $8.5 million. The declines were offset, however, by growth in mortgage banking revenue and investment services income, which increased 51.8% and 35.7%, respectively. Mr. Ridgill commented, “We plan to reduce the Bank’s dependence on retail banking revenues, which are expected to decline further in future periods due to regulatory changes. Our intention is to grow other fee income sources such as mortgage banking and wealth management services. The recent announcement of our acquisition of Bradford Mortgage is part of our strategic plan to grow noninterest income. We are excited about the prospects of adding a strong mortgage team, who we believe will increase mortgage loan production by more than three times our existing levels.”
Noninterest Expense
Excluding one time costs, such as impairment of goodwill and losses on disposal of branch locations, and a $3.5 million increase in the cost of FDIC insurance, non-interest expense declined $8.9 million for the twelve months ending December 31, 2009 compared to the same period in 2008. For the three months ending December 31, 2009, personnel costs declined $1.1 million and losses on other real estate owned declined $2.6 million. Our core operating efficiency ratio improved during the year to 71% during the fourth quarter. The improvement in our efficiency ratio in 2009 was due in large part to management’s ability to focus its attention on eliminating excess costs and inefficient products, services and delivery channels from the legacy operations. As we enter 2010, we anticipate benefits from a strong expense control environment, enhanced accountabilities in the budget process, and improving efficiencies from our information technology systems. In addition, the recently announced changes in the Bank’s branch network will improve efficiencies throughout the year.
As previously discussed, management has been actively engaged in evaluating the performance and efficiency of the Company’s banking locations. Management has previously announced the recent opening of a new branch in Greensboro, and plans to close or consolidate seven facilities. We have now identified an additional bank location that will be closed in Harrisonburg, Virginia in the second quarter of 2010. Management anticipates recognizing a one time charge of approximately $250,000 in the first quarter of 2010 to write-down the value of the facility and accrue for certain other costs associated with the closing.
Asset Quality
On a linked quarter basis, non-performing assets increased by $8.8 million to $85.6 million, or 4.40% of total assets at December 31, 2009 from $76.7 million, or 3.82% of total assets, at September 30, 2009. The increase was primarily the result of an $8.3 million increase in other real estate owned, which totaled $27.3 million at December 31, 2009. Non-performing loans were largely unchanged at $58.2 million at the December and September quarter ends, but are down 9%, or $5.8 million, from their peak level at June 30, 2009.
At December 31, 2009, the allowance for credit losses totaled $35.8 million, or 2.45% of total loans, and 0.62% of nonperforming loans. Net charges-offs totaled $35.7 million for the twelve months ending December 31, 2009, and since the beginning of the 2008 declining credit cycle, charge-offs have totaled $55 million. Mr. Ridgill noted, “Our two-year charge-off totals include substantial write-downs on our $58 million non-performing loan totals and our $27 million other real estate owned balances. With these charge-offs behind us, we believe the balances represent realistic net realizable values. Our belief is supported by a reduction in other real estate owned expense, which declined $2.2 million, to $1.6 million for the twelve months ending December 31, 2009 compared to the same period in 2008. Our ability to accurately predict net realizable values has improved as property values have begun to stabilize; therefore, our losses from other real estate owned have declined as carrying values are being more accurately reflected in charge-offs through the reserve at the time we take control of the property.”
Outlook
Mr. Ridgill expressed management’s belief that “There is much about our future that remains uncertain, but through a disciplined attitude of managing what we can control, we have demonstrated substantial improvement in our operating results. As we look forward, we believe the forecasted growth in our net interest income, reduced non-interest expense and expected declines in credit costs will result in solid financial performance. Our net interest margin is expected to continue to rise in the first quarter of 2010 before leveling off for the remainder of the year, resulting in substantial year over year improvement. With the Company’s neutral interest rate position, an increase in rates is not expected to substantially impact our net interest income. The strong expense controls demonstrated throughout 2009 will continue in 2010 as we close the previously mentioned branch locations and maintain a disciplined cost management culture. As demonstrated by the Bradford Mortgage transaction, we are actively exploring opportunities to grow noninterest income through acquisition or organic recruitment of talent. Finally, we are optimistic that our conservative early recognition of credit concerns will continue to translate into lower credit-related costs. We believe we have put our most severe credit concerns behind us. Unfortunately, we realize some level of credit related bad news is still ahead of us, but we do not believe it is going to prevent us from delivering improved future bottom line results.”

About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer.
NewBridge Bank ranks among the largest community banks in North Carolina with assets of approximately $1.9 billion, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina. The Bank has 35 banking offices in the Piedmont Triad region of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
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FINANCIAL SUMMARY

	Three Months Ended December 31, 2009			Three Months Ended December 31, 2008
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
(Fully taxable equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Loans receivable	$1,489,016	$20,099	5.36%	$1,618,456	$24,180	5.94%
Investment securities	327,737	4,318	5.23%	264,432	3,578	5.38%
Other earning assets	36,012	23	0.25%	67,053	104	0.62%

Total Earning Assets	1,852,765	24,440	5.23%	1,949,941	27,862	5.68%
Non-Earning Assets	131,139			183,956

Total Assets	1,983,904	24,440		2,133,897	27,862

Interest-Bearing Liabilities
Deposits	1,403,392	5,665	1.60%	1,497,307	10,755	2.86%
Borrowings	231,578	1,801	3.09%	271,246	2,258	3.31%

Total Interest-Bearing Liabilities	1,634,970	7,466	1.81%	1,768,553	13,013	2.93%
Demand deposits	162,133			159,907
Other liabilities	20,745			10,631
Shareholders’ equity	166,056			194,806

Total Liabilities and Shareholders’ Equity	1,983,904	7,466		2,133,897	13,013

Net Interest Income		16,974			14,849
Net Interest Margin			3.63%			3.03%
Interest Rate Spread			3.42%			2.75%

	Twelve Months Ended December 31, 2009			Twelve Months Ended December 31, 2008
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Earning Assets
Loans receivable	$1,538,777	$84,089	5.46%	$1,575,064	$101,513	6.45%
Investment securities	306,754	16,179	5.27%	305,246	16,768	5.49%
Other earning assets	84,595	236	0.28%	31,657	749	2.37%

Total Earning Assets	1,930,126	100,504	5.21%	1,911,967	119,030	6.23%
Non-Earning Assets	124,361			180,299

Total Assets	2,054,487	100,504		2,092,266	119,030

Interest-Bearing Liabilities
Deposits	1,479,471	31,892	2.16%	1,479,178	44,672	3.02%
Borrowings	225,021	7,264	3.23%	240,502	9,180	3.82%

Total Interest-Bearing Liabilities	1,704,492	39,156	2.30%	1,719,680	53,852	3.13%
Demand deposits	158,436			164,712
Other liabilities	20,988			14,223
Shareholders’ equity	170,571			193,651

Total Liabilities and Shareholders’ Equity	2,054,487	39,156		2,092,266	53,852

Net Interest Income		61,348			65,178
Net Interest Margin			3.18%			3.41%
Interest Rate Spread			2.91%			3.10%

FINANCIAL SUMMARY

	2009								2008
Period-End Balances	Fourth		Third		Second		First		Fourth
(Dollars in thousands)	Quarter		Quarter		Quarter		Quarter		Quarter
Assets	$1,946,526		$2,009,544		$2,065,297		$2,136,621		$2,078,627
Loans	1,463,094		1,495,966		1,526,550		1,575,452		1,604,525
Investment securities	325,339		344,268		314,999		305,280		288,571
Earning assets	1,799,472		1,857,677		1,927,843		1,949,362		1,947,964
Noninterest-bearing deposits	156,040		159,725		160,827		159,440		149,583
Savings deposits	39,502		40,365		41,091		40,960		39,692
NOW accounts	271,208		211,570		180,555		185,418		172,943
Money market accounts	358,165		376,982		401,211		397,979		401,098
Time deposits	674,395		823,916		877,770		921,331		900,148
Interest-bearing liabilities	1,607,844		1,662,807		1,713,320		1,783,521		1,729,695
Shareholders’ equity	164,604		166,397		167,248		173,727		179,236

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Past due 90 days or more and still accruing	$3,450		$3,349		$3,754		$3,038		$1,277
Nonaccrual loans	53,337		51,332		56,210		53,022		38,029
Restructured loans	1,442		3,007		4,062		4,078		250

Total nonperforming loans	58,229		57,688		64,026		60,138		39,556
Other real estate owned	27,337		19,031		16,030		12,345		9,080

Total nonperforming assets	$85,566		$76,719		$80,056		$72,483		$48,636
Net chargeoffs	8,629		16,010		7,783		3,290		9,759
Allowance for credit losses	35,843		38,902		44,104		41,034		35,806
Allowance for credit losses to total loans	2.45%		2.60%		2.89%		2.60%		2.23%
Nonperforming loans to total loans	3.98		3.86		4.19		3.82		2.47
Nonperforming assets to total assets	4.40		3.82		3.88		3.39		2.34
Nonperforming loans to total assets	2.99		2.87		3.10		2.81		1.90
Net charge-off percentage (annualized)	2.34		4.25		2.04		0.84		2.43
Allowance for credit losses to nonperforming loans	0.62	X	0.67	X	0.69	X	0.68	X	0.91	X

FINANCIAL SUMMARY

Income Statement Data	Three Months Ended December 31		Year Ended December 31
(Dollars in thousands, except share data)	2009	2008	2009	2008
Interest income:
Loans	$20,099	$24,143	$84,089	$101,550
Other	3,834	3,226	14,411	15,736

Total interest income	23,933	27,369	98,500	117,286
Interest expense	7,466	13,013	39,156	53,852

Net interest income	16,467	14,356	59,344	63,434
Provision for credit losses	5,569	14,580	35,749	25,262

Net interest income after provision for credit losses	10,898	(224)	23,595	38,172
Noninterest income	4,884	4,637	19,177	20,630
Goodwill impairment	—	50,437	—	50,437
Noninterest expense	15,653	20,256	69,546	72,191

Income (loss) before income taxes	129	(66,280)	(26,774)	(63,826)
Income taxes	78	(7,698)	(11,641)	(6,924)

Net income (loss)	51	(58,582)	(15,133)	(56,902)
Dividends and accretion on preferred stock	(729)	(154)	(2,916)	(154)

Net income (loss) available to common shareholders	$(678)	$(58,736)	$(18,049)	$(57,056)

Net income (loss) per share:
Basic	$(0.04)	$(3.75)	$(1.15)	$(3.64)
Diluted	$(0.04)	$(3.75)	$(1.15)	$(3.64)

Other Data

Return on average assets	0.01%	(1.52)%	(0.98)%	(0.31)%
Return on average equity	0.12	(16.64)	(11.75)	(3.34)
Net yield on earning assets	3.63	3.03	3.18	3.41
Efficiency	71.34	103.21	85.89	83.54
Average loans to assets	74.63	75.84	74.90	75.28
Average loans to deposits	90.85	97.66	94.01	95.81
Average noninterest — bearing deposits to total deposits	9.89	9.65	9.60	10.02
Average equity to assets	8.23	9.12	8.36	9.25
Total risk-based capital ratio	12.27	12.42	12.27	12.42

COMMON STOCK DATA

	2009				2008
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Market value:
End of period	$2.22	$2.74	$2.07	$2.11	$2.38
High	2.78	3.11	2.70	3.04	6.00
Low	1.89	1.82	1.39	0.94	2.01
Book value	7.17	7.28	7.34	7.75	8.10
Tangible book value	6.83	6.94	6.98	7.38	7.71
Dividend	—	—	—	—	—
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868